Exhibit 99.1

Investor Relations	Media
Matt Davis	Allison Sitch
901-701-5199	571-213-0159
IR@frontdoorhome.com	MediaCenter@frontdoorhome.com

Frontdoor names finance executive Christopher Clipper to board of directors

Clipper brings extensive expertise in finance and consumer-focused businesses to home services company

MEMPHIS, Tenn. – October 22, 2021 – Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, announced today that it has expanded its board of directors to nine on October 21, 2021 and named Christopher Clipper to its board of directors effective immediately. Clipper will also serve on the audit committee.

Clipper currently serves as senior vice president and chief financial officer, innovation and go-to-market strategies, of Ralph Lauren Corporation (NYSE: RL), a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality.

“Chris brings rich experience, insights and great financial depth to the Frontdoor board. His extensive experience in accounting, financial management and leadership experience as well as his deep understanding of consumer-focused businesses, operations, strategy, investor relations and mergers and acquisitions will be an asset to Frontdoor. We are excited to welcome him,” shared Bill Cobb, chairman of the board of directors for Frontdoor.

Rex Tibbens, chief executive officer of Frontdoor added, “We look forward to working with Chris as we continue our mission to take the hassle out of owning a home for homeowners across the nation. He brings a unique perspective and a wealth of experience that will be vital to the future growth and evolution of Frontdoor.”

Prior to his current role, Clipper served as the senior vice president and chief financial officer, North America and Club Monaco, of Ralph Lauren Corporation. Previous to Ralph Lauren, Clipper held various leadership roles at Nike, Inc., a global retailer of athletic footwear and apparel, including as vice president and chief financial officer of global operations, North America, as well as vice president and group head of global strategy and corporate development.

Earlier in his career, Clipper held various leadership positions at Time Warner, Inc., a leader in media and entertainment that operates the Turner, Home Box Office (HBO) and Warner Bros. business units, that was acquired by AT&T in June 2018. These positions included group vice president of financial planning and analysis, vice president of investor relations, and executive director of mergers and acquisitions.

Clipper holds a Bachelor of Arts degree in Economics from Brown University, and an MBA from Stanford University Graduate School of Business.

Along with the appointment of Clipper, Frontdoor also announced the appointment of D. Steve Boland to its board of directors and that it has reconstituted its committee membership as follows:

•	Audit Committee: Richard Fox (chair), Peter Cella, Christopher Clipper, Liane Pelletier

•	Compensation Committee: Anna Catalano (chair), Peter Cella, Liane Pelletier

•	Nominating and Corporate Governance Committee: Brian McAndrews (chair), D. Steve Boland, William Cobb

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as ProConnect, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,500 pre-qualified contractor firms that employ an estimated 62,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With 50 years of home services experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by Frontdoor pursuant to United States securities laws contain discussions of these risks and uncertainties. Frontdoor assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review Frontdoor’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via Frontdoor’s website at investors.frontdoorhome.com).

Source: Frontdoor, Inc.

FTDR-Financial

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